                                                                     EXHIBIT 8.1

                   [Dow, Lohnes & Albertson, PLLC Letterhead]

                                  July 7, 1999




Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia  30319

Ladies and Gentlemen:

         We have acted as tax counsel to Cox Communications, Inc. ("CCI") in connection with the Agreement and Plan of Merger dated as of May 11, 1999 (the "Merger Agreement"), by and among CCI, Cox Classic Cable, Inc. ("Cox Classic") and TCA Cable TV, Inc. ("TCA"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

         This opinion is delivered to you pursuant to Section 6.6 of the Merger Agreement. In rendering this opinion, we have examined (i) the Merger Agreement and all exhibits and schedules thereto, (ii) the Voting Agreement dated as of May 11, 1999, by and among CCI, TCA and certain shareholders of TCA listed therein, and (iii) the Registration Statement. We have not reviewed any other documents. For purposes of this opinion letter, we have assumed that (i) all signatures on documents we have examined are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform to the originals, (iv) the individuals who executed any such documents on behalf of any Person had the authority and capacity to do so, (v) all documents made available to us are accurate and complete, (vi) there are no other agreements between any of the parties to the agreements reviewed by us that would modify the terms of such agreements, and (vii) all agreements reviewed by us are valid, binding upon and enforceable against the parties thereto in accordance with their terms. We have also made the following additional assumptions:

         1. That the Merger will be consummated as a merger of TCA with and into Cox Classic, with Cox Classic continuing in existence as the Surviving Corporation in the Merger, and will not be consummated as a Reverse Merger.

         2. That the shares of CCI Class A common stock that will be issued to the shareholders of TCA in the Merger will, at the Effective Time, have an aggregate value equal to at least 45 percent of the aggregate value of the total consideration that will be received by all shareholders of TCA in the Merger (including any

Cox Communications, Inc.
July 7, 1999
Page 2


                  consideration that will be received by shareholders of TCA with respect to Dissenting Shares).

         3. That the Merger will be effected in accordance with the terms of the Merger Agreement and no covenant or condition therein material to this opinion will be waived, amended or modified by any party, and that all other actions contemplated by the Merger Agreement will be effected in accordance with the terms of the Merger Agreement.

         4. That (i) all of the representations and warranties of each of the parties to the Merger Agreement set forth therein (including in the exhibits and schedules thereto) were true, correct and complete when made and will be true, correct and complete at all times thereafter through the Effective Time,
                  (ii) all of the covenants and agreements of each of the parties to the Merger Agreement set forth therein have been and will be observed, and (iii) all conditions set forth in the Merger Agreement have been or will be satisfied.

         Based upon and subject to the foregoing and all other assumptions, qualifications, and exceptions set forth herein, we are of the opinion that (assuming no change in facts, law or other circumstances between the date hereof and the Closing Date) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We advise you that the opinion expressed herein is not binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not take a position contrary to such opinion, or that if the Service takes such a position, it will not be sustained by a court that adjudicates the issue discussed herein. Our opinion is based on the assumption that the issue discussed herein would be fully litigated. Further, we express no opinion as to any other matter, including any other federal tax matter or any state or local tax matter.

         This opinion is as of the date hereof, and we expressly disclaim any duty to update this opinion in the future in the event there are any changes in fact or law that may affect the issues addressed herein. Our opinion is based upon provisions of the Code, the Treasury Regulations promulgated thereunder, current positions of the Service contained in published Revenue Rulings and Revenue Procedures, and judicial decisions and administrative pronouncements, in each case in effect as of the date hereof, all of which are subject to change or modification at any time, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "The Merger
- Material United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving this

Cox Communications, Inc.
July 7, 1999
Page 3

consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

         This letter is solely for your information in connection with the transactions contemplated by the Merger Agreement and, except as provided above, is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person, without the prior written consent of this firm.



                                                 Very truly yours,

                                                 DOW, LOHNES & ALBERTSON, PLLC

                                                 By:/s/ Linda A. Fritts
                                                    --------------------------
                                                    Linda A. Fritts
                                                    Member